Exhibit 10.1

Summary of 2007 Fiscal Year Executive Officer Bonus Plan

The purpose of the Bancinsurance Corporation (the “Company”) 2007 Fiscal Year Executive Officer Bonus Plan (the “Plan”) is to attract, retain and motivate high quality executives and reward executives for Company profitability. Under the Plan, each executive officer is eligible to receive a cash bonus equal to a specified percentage of his base salary based upon the achievement of pre-established Company and individual performance goals (with each component being weighted differently based on the executive officer’s position with the Company). The target bonus and the weighting of the Company goal and individual goal components for each named executive officer for fiscal year 2007 are as follows:

		Company
		Goal/Individual
	Target Bonus % of	Goal Weighted
Executive Officer	Base Salary	Component
Si Sokol, Chairman and Chief Executive Officer	20%	100%/0%
John S. Sokol, President	60%	100%/0%
Matthew C. Nolan, Vice President, Chief Financial Officer, Treasurer and Secretary	25%	100%/0%
Daniel J. Stephen, Senior Vice President of Lender Services of Ohio Indemnity Company	50%	50%/50%
Stephen J. Toth, Vice President of Specialty Products of Ohio Indemnity Company	25%	50%/50%

Company Performance Goal Component
For fiscal year 2007, the Compensation Committee has established a 15% return on equity as the Company performance goal. Under the Plan, if the Company achieves a return on equity of 15% for fiscal year 2007, each executive officer will be entitled to receive a bonus equal to the product of (1) 100% of the amount of the executive officer’s target bonus and (2) the percentage of his bonus allocated to the Company goal component. Under the Plan, if the Company achieves a return on equity of 7.5% for fiscal year 2007, each executive officer will be entitled to receive a bonus equal to the product of (1) 50% of the amount of the executive officer’s target bonus and (2) the percentage of his bonus allocated to the Company goal component. Under the Plan, if return on equity for fiscal year 2007 is less than 7.5%, no bonus will be awarded for the Company goal component. Under the Plan, if return on equity for fiscal year 2007 falls between 7.5% and 15%, a straight line schedule will be used to determine the percentage of the amount of target bonus (ranging between 50% and 100%) each executive officer will be entitled to receive in respect of the Company goal component. Under the Plan, if the Company achieves a return on equity of at least 20% for fiscal year 2007, each executive officer will be entitled to receive a bonus equal to the product of (1) 125% of the amount of his target bonus and (2) the percentage of his bonus allocated to the Company goal component.

Individual Performance Goal Component
Under the Plan, the Compensation Committee has established individual performance goals for each applicable named executive officer. For fiscal year 2007, the individual performance goals consist of product line financial targets with respect to the product line that the applicable executive officer is responsible for. Following the completion of the 2007 fiscal year, the Compensation Committee will determine each applicable executive officer’s bonus (equal up to the product of (1) the amount the executive officer’s target bonus and (2) the percentage of his bonus allocated to the individual goal component) relating to the individual goal component based upon achievement of the applicable individual goals.

Total Cash Bonus
Following the 2007 fiscal year, each executive officer will be entitled to receive a cash bonus equal to the sum of the Company performance goal component and individual performance goal component. Under the Plan, bonuses for fiscal year 2007 will be paid to participants in early 2008.